Mutual Funds – PROXY SOLICITATION
Federated Tax Free Instruments Trust

At the May meeting, the Board of Trustees approved changing the advisors on Federated Tax Free Instruments Trust (the Fund) from Federated Investment Management Company (FIMCO) to Passport Research, Ltd. (“Passport”).  The Fund's Board of Trustees determined that approving the new investment advisory contract with Passport will support the viability of the Fund by promoting the retention of the Fund’s current assets and by promoting the prospects for attracting new assets to the Fund.

Both FIMCO and Passport are subsidiaries of Federated Investors, Inc. (“Federated”), a Pennsylvania corporation.  FIMCO is wholly-owned by Federated, and Passport is not.  FIMCO owns the general partnership interest, which equals a majority (50.5%) interest, in Passport.  The limited partnership interest in Passport, which equals a minority (49.5%) interest, is owned by Edward Jones, a broker-dealer organized as a Missouri limited partnership.  According to Passport’s governing documents, Passport is managed and controlled by its general partner, which is FIMCO.

The Board also approved submitting the new investment advisory contract to the shareholders of the Fund for approval at a Special Meeting of Shareholders (the “Special Meeting”) that is currently scheduled for July 22, 2008.  A Proxy Statement or Notice of Internet Availability of Proxy Materials will be mailed to Fund shareholders by no later than June 12, 2008.  The advisor change is scheduled for July 31, 2008, contingent upon shareholder approval on July 22, 2008.

Anticipated Client Questions and Additional Information

Why are shareholders being asked to vote?

•	Shareholders of mutual funds have the right to vote to approve certain types of changes, like new investment advisory contracts, which is the change discussed in this proxy.

Will the new contract change Fund fees or expenses?

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No. There will be no changes in the management fees, shareholder services fees, administration fees, recordkeeping fees or other fees or expenses payable by the Fund, or its shareholders, as a result of the new investment advisory contract being approved by the Fund’s shareholders.

How will the new contract affect the management of the Fund?

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There are not expected to be any changes in the type of services provided, the level of services provided, or the day-to-day management of the Fund.  It is expected that the same FIMCO personnel that are currently involved in managing the Fund would continue under Passport to manage the Fund.

Will shareowners (the fund) have to pay for this proxy?

•	No. The cost of the solicitation, including the printing and mailing of proxy materials, will not be borne by the Fund, or its shareholders.

What vote is needed to approve the change in advisers?

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The favorable vote of: (a) the holders of 67% or more of the outstanding voting securities present at the Special Meeting, if the holders of 50% or more of the outstanding voting securities of the Fund are present or represented by proxy; or (b) the vote of the holders of more than 50% of the outstanding voting securities, whichever is less, is required to approve the change.

Who will be calling shareholders to encourage them to vote?

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Federated has hired the Altman Group – a proxy solicitation firm headquartered in New Jersey -- to conduct calls to fund shareholders.  They will be encouraging shareholders to cast their vote either by phone or via the internet.

What is the process for this proxy?

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We are using the new SEC approved “shareholder choice” model for this proxy statement mailing.  This means that the majority of shareholders will be receiving a one page notice, rather than the full package of proxy materials.  Only the largest shareholders (shareholders with ≥ $20,000 in the Fund) will receive the full proxy package.  The full package will include a lengthy proxy statement, which includes a much shorter Q&A, a ballot with the client’s unique control number, and a business return envelope.

•	Once the mailing is completed, the Altman Group will begin to call a subset of the largest shareholders to get their votes.

What is the timing?

•	The proxy notices will begin to be mailed to shareowners on June 5, 2008. Full proxies will begin to be mailed on June 9, 2008. Mailing will be completed by no later than June 12, 2008.

•	The Altman Group is scheduled to begin calling shareholders starting the third week of June.

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The Special Meeting of Shareholders is scheduled for July 22, 2008.  If approved by shareholders at the Special Meeting on July 22, 2008, the new investment advisory contract between Passport and the Trust, on behalf of the Fund, is expected to take effect on July 31, 2008, which is the date of the next update of the prospectus.

Who can shareholders call if they have questions about this Proxy Statement?

•	They may call their Investment Professional or The Altman Group at 1-866-387-7321.

How can shareowners vote?

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Shareowners may cast their vote by calling The Altman Group’s toll-free proxy hotline at 1-866-387-7321.  Representatives are available to record votes Monday through Friday 9:00 a.m. to 10:00 p.m. Eastern Time.